Exhibit 99.1
Press Release
BMP Sunstone Signs Agreement to Acquire 50 Percent Equity Stake in Shengda Pharmaceutical Co.
— Complements Existing Pediatric Therapeutic Focus
— Extends the Good Baby Product Line
PLYMOUTH MEETING, PA., Dec. 23 /PRNewswire-Asia-FirstCall/ — BMP Sunstone Corporation (Nasdaq: BJGP; “BMP Sunstone”; the “Company”) today announced that its wholly-owned subsidiary, Sunstone (Tangshan) Pharmaceutical Co., Ltd. (“Sunstone”), has signed an Equity Transfer Agreement with Beijing Penn Pharmaceutical Sci-Tech Development Co., Ltd., which will enable it to acquire 50 percent of Zhangjiakou Shengda Pharmaceutical Co., Ltd. (“Shengda”), for RMB20.0 million in cash, subject to customary closing conditions. The Company is funding the transaction entirely from Sunstone’s existing cash flow and, in the future, intends to acquire a majority stake and potentially consolidate Shengda’s financial results.
Following the recent signing of the Equity Transfer Agreement, Shengda changed its name to Sunstone Shengda (Zhangjiakou) Pharmaceutical Co., Ltd. (“Sunstone Shengda”). Additionally, Mr. Zhiqiang Han, President and Chief Operating Officer of BMP Sunstone, will serve as Chairman of both Sunstone and Sunstone Shengda going forward.
Mr. David Gao, Chief Executive Officer of BMP Sunstone, stated, “The completion of this equity investment strengthens our pharmaceutical production capacity, allows us to optimally allocate our resources, and ultimately reinforces our competitive position. This builds on our achievements since acquiring Sunstone in February 2008, when we successfully entered the Chinese pharmaceutical manufacturing sector and developed into a vertically integrated company.”
Shengda is a leading manufacturer of pediatric pharmaceuticals and specializes in antibiotic research and development. It has approval from the Chinese SFDA to manufacture approximately 76 products, and primarily focuses on penicillin and cephalosporin products. Dosages and flavors are specifically designed for the unique needs of children, and the product portfolio includes some of the most widely prescribed and effective pediatric medicines, such as amoxicillin tablets and capsules, as well as clavulanate potassium compounds. The product formulations are dispersible tablets, which offer consistently high levels of safety and efficacy, and are extremely welcome by parents for easy administration to children.
Mr. Zhiqiang Han stated, “Our equity ownership stake in Shengda complements our existing production line and helps us launch additional products into the oral pediatric market. We look forward to combining Shengda’s product portfolio and R&D expertise with Sunstone’s platform in pediatric pharmaceuticals. We also plan to leverage BMP Sunstone’s existing national distribution network so that Shengda can access the key markets of Beijing, Shanghai and Guangzhou, where our most compelling patient populations reside. Utilizing our existing sales coverage and nationally-recognized brand, Good Baby, we also expect to realize opportunities immediately by increasing sales volume and improving sales margins.”
About BMP Sunstone Corporation
BMP Sunstone Corporation is a specialty pharmaceutical company that is building a proprietary portfolio of branded pharmaceutical and healthcare products in China. Currently, this portfolio includes eight products under exclusive multi-year licenses for China, primarily focused on women’s health and pediatrics. The Company also owns Sunstone Pharmaceutical Co., Ltd., which manufactures leading pediatric and women’s health products, including two of China’s most recognized brands, “Hao Wawa” and “Confort,” sold through approximately 50,000 pharmacies in China. The Company also provides pharmaceutical distribution services through its subsidiaries in Beijing and Shanghai, and through its affiliate, Guangzhou Pharmaceuticals Corp. The Company has its main office in Beijing, with a US office in Plymouth Meeting, PA. For more information, please visit http://www.bmpsunstone.com .

Safe Harbor Statement
This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, including but not limited to statements about the completion, terms, benefits and synergies of the proposed acquisition of 50% of the outstanding equity interests of Shengda, the potential acquisition of a majority stake in Shengda, the ability to potentially consolidate Shengda’s financial results, the ability to optimally allocate the Company’s resources, the ability and success of the Company entering the oral pediatric market, and customer acceptance of Shengda’s product formulations. These statements are subject to uncertainties and risks including, but not limited to, satisfying the conditions in such definitive agreements, regulatory review, general financial, economic, and political conditions affecting the biotechnology and pharmaceutical industries and the Chinese pharmaceutical market and other risks contained in reports filed by the Company with the Securities and Exchange Commission. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.
For more information, please contact:
BMP Sunstone Corporation
Fred M. Powell
Chief Financial Officer
Tel: +1-610-940-1675
Integrated Corporate Relations, Inc.
Ashley Ammon and Christine Duan
Tel: +1-203-682-8200 (Investor Relations)
SOURCE BMP Sunstone Corporation
Web Site: http://www.bmpsunstone.com
(BJGP)